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                          CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Jay Financial Corporation into First Merchants Corporation, of our report, dated January 23, 1998 on the consolidated financial statements of First Merchants Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm appearing under the headings "Selected Financial Data" and "Experts" in the Prospectus.






Olive LLP
December 28, 1998
Indianapolis, Indiana



                                      Ex.23(a)-1